                                                                      EXHIBIT 12


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 (THOUSANDS OF DOLLARS)
                             ----------------------------------------------------------------
                              NINE
                              MONTHS
                              ENDED                    YEAR ENDED DECEMBER 31
                             SEPT. 30, ------------------------------------------------------
                               2001        2000        1999        1998      1997      1996
                             --------  ----------  ----------  ----------  --------  --------
EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

  Income before income
    taxes*                   $109,200  $  893,400  $  904,100  $  905,500  $733,800  $575,600

  Deduct/add equity in
    undistributed
    (earnings)/loss of
    fifty-percent-or-
    less-owned companies          190      (9,640)    (18,720)    (24,070)  (19,470)  (12,310)

  Add interest on
    indebtedness, net         177,110     193,000     121,520     115,700    94,780    78,790

  Add amortization of debt
    expense                     5,490       2,430       1,350       2,130     2,310     1,400

  Add estimated interest
    factor for rentals         17,290      18,760      16,080      11,430     9,270     7,120
                             --------  ----------  ----------  ----------  --------  --------

  Earnings before income
    taxes and fixed charges  $309,280  $1,097,950  $1,024,330  $1,010,690  $820,690  $650,600
                             ========  ==========  ==========  ==========  ========  ========


FIXED CHARGES:

  Interest on indebtedness   $184,070  $  202,630  $  129,860  $  119,750  $ 97,910  $ 81,250

  Amortization of debt
    expense                     5,490       2,430       1,350       2,130     2,310     1,400

  Estimated interest factor
    for rentals                17,290      18,760      16,080      11,430     9,270     7,120
                             --------  ----------  ----------  ----------  --------  --------

                             $206,850  $  223,820  $  147,290  $  133,310  $109,490  $ 89,770
                             ========  ==========  ==========  ==========  ========  ========

Ratio of earnings to fixed
  charges                         1.5         4.9         7.0         7.6       7.5       7.2
                                  ===         ===         ===         ===       ===       ===



* Income before income taxes for the nine months ended September 30, 2001 includes a $530 million pre-tax, non-cash charge for the write-down of certain investments.